SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: September 24, 2007
(Date of Earliest Event Reported)

HAMMONDS INDUSTRIES, INC.
(Exact Name Of Registrant As Specified In Its Charter)

Nevada	0-50912	88-0225318
(State of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

601 Cien Street, Suite 235, Kemah, TX		77565-3077
(Address of Principal Executive Offices)		(ZIP Code)

 Registrant's Telephone Number, Including Area Code: (281) 334-9479

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 3.02 UNREGISTERD SALES OF EQUITY SECURITIES

On September 20, 2007, Hammonds Industries, Inc. (the "Registrant") entered into an agreement with Vision Opportunity Master Fund (VOMF) pursuant to which the Registrant and VOMF agreed to the amendment of the Series A, B and C Warrants. These Warrants had been issued to VOMF in the August 2006 and September 2006 private financing transactions in connection with the Registrant’s issuance and sale to VOMF of its Series A Convertible Preferred Stock and Series B Convertible Preferred Stock. Prior to the September 20, 2007 agreement, the 21,029,599 outstanding Series A, B and C Warrants were exercisable at $0.18 per share to purchase shares of the Registrant’s common stock.

In connection with the September 20, 2007 agreement all of the outstanding Series A, B and C Warrants were amended to: (i) adjust the exercise price of the warrants to $0.10 per from $0.18 per share; and (ii) to provide for the issuance of a total of 2,102,960 shares of the Registrant’s newly authorized Series C Convertible Preferred Stock in lieu of 21,029,599 shares of common stock. On September 21, 2007, VOMF delivered the Registrant a notice of exercise of all 21,029,599 Series A, B and C Warrants at an exercise price of $0.10 per warrant. On September 24, 2007, VOMF paid the Registrant net proceeds of $981,162 and cancelled a short-term promissory note in the amount of $1,000,000 representing the loan by VOMF to the Registrant, as reported in an Item 2.03 Form 8-K filed on August 31, 2007.

ITEM 8.01 OTHER EVENTS

On September 26, 2007, Hammonds Industries, Inc. issued a press release announcing an increase in U.S. Army Contract Order and the receipt of $2 Million in equity investment. The press release is attached to this Form 8-K as Exhibit 99.1.

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(a) The following documents are filed as exhibits to this report on Form 8-K or incorporated by reference herein. Any document incorporated by reference is identified by a parenthetical reference to the SEC filing that included such document.

Exhibit No.	Description
4(iii)3	Certificate of Designation of the Relative Rights and Preferences of the Series C Convertible Preferred Stock, filed herewith.
4(iv)4	Amendment to Certain Warrants for the Purchase of Shares of Common Stock, filed herewith.
99.1	Press Release issued by Hammonds Industries, Inc. dated September 26, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hammonds Industries, Inc.
By: /s/ Daniel Dror, Chief Executive Officer

Date: September 26, 2007